SWK Holdings Corporation Announces 2016 Third Quarter

Financial Results

•	Total revenues of $4.2 million for the third quarter of 2016 compared to $5.7 million for the third quarter of 2015

•	For the third quarter of 2016 net income attributable to SWK Shareholders of $3.1 million, or $0.24 per share, and non-GAAP adjusted net income of $2.6 million, or $0.20 per share

•	For the first-nine months of 2016 net income attributable to SWK Shareholders of $5.2 million, or $0.39 per share, and non-GAAP adjusted net income of $4.2 million, or $0.32 per share

•	Total income producing assets (defined as finance receivables, marketable investments and investment in unconsolidated entities less non-controlling interests) were $95.3 million as of September 30, 2016

•	Book value of $13.74 per share as of September 30, 2016

•	$66.4 million of cash available for deployment

•	YTD through November 8, closed four new financings deploying $31.4 million at a weighted average 15.5% GAAP projected effective yield

•	After quarter close, one SWK partner signed agreement to be acquired; YTD three SWK partners have been acquired by strategic buyers

Dallas, TX, November 8, 2016 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its third quarter 2016 financial results.

“We are pleased with the portfolio’s solid performance this quarter,” stated Winston Black, Chief Executive Officer of SWK. “We are well capitalized with $66 million of cash on the balance sheet. With the pressure on drug pricing and its knock-on effects, and the growing dislocation in smaller cap companies, the current environment is creating more compelling opportunities for us. We continue to diligently evaluate new financing opportunities and our pipeline remains full.”

Portfolio Overview

As of September 30, 2016, the Company’s total income producing assets were approximately $95.3 million as compared to $108.3 million as of December 31, 2015.

(in thousands)	September 30,	December 31,
	2016	2015

Finance receivables	$88,466	$99,346
Marketable investments	3,506	5,286
Investment in unconsolidated entities	7,235	7,988
Less noncontrolling interest	(3,893)	(4,299)
Total income producing assets	$95,314	$108,321

Year-to-date through November 8, 2016, SWK has originated four new deals deploying $31.4 million of incremental capital at a weighted average GAAP projected effective yield of 15.5%. Of the total $6.8 million of unfunded commitments, SWK has $3.5 million of commitments to these four companies that may be drawn if certain milestones are met. The current weighted average GAAP projected effective yield of the finance receivables portfolio is 12.6%.

Results of Operations

As of September 30, 2016, SWK had equity positions in two companies with a fair value of $1.4 million and warrant positions in eight companies with a fair value of $1.3 million.

Revenues

SWK generated revenues of $4.2 million for the three months ended September 30, 2016, driven primarily by $2.8 million in interest and fees earned on its finance receivables, and $1.3 million in income related to its investment in an unconsolidated partnership. SWK generated revenues of $5.7 million for the three months ended September 30, 2015, driven primarily by $4.1 million in interest and fees earned on finance receivables and marketable securities, and $1.6 million in income related to its investment in an unconsolidated partnership.

The decrease in revenue is primarily driven by the decrease in interest income resulting from loan payoffs that occurred in the fourth quarter of 2015 through the first half of 2016, totaling $2.1 million. This was offset by revenue of $1.2 million from new loans that originated during the nine months ended September 30, 2016.

Provision for Loan Credit Losses and Impairment Expense

No loan credit loss provision expense on the fair value of finance receivables was recognized during the three months ended September 30, 2016. SWK recognized loan credit loss provision expense of $8.1 million on two terms loans, and the carrying value of the secured loans were reduced to their respective fair market values during the three months ended September 30, 2015.

During the three-month period ended September 30, 2016 security impairments were taken on the following positions:

•	$0.1 million impairment expense in connection with the write off of interest receivable on one debt security; and
•	$0.2 million impairment for the continued stock price decline of our position in Cancer Genetics public equity.

General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses increased to $0.6 million for the three months ended September 30, 2016 from $0.5 million for the three months ended September 30, 2015 due to an increase in bonus expense. The increase was offset by a $0.2 million decrease in professional fees and stock-based compensation.

Other Income (Expense), Net

Other income (expense), net for the three months ended September 30, 2016 reflected a net fair market value gain of $0.5 million on warrant derivatives compared to a net fair market value loss of $2.0 million for the three months ended September 30, 2015.

Provision for Income Taxes and Deferred Tax Assets

SWK incurred net operating losses on a consolidated basis from inception through 2012. Accordingly, the Company has historically recorded a valuation for the full amount of gross deferred tax assets, as the future realization of the tax benefit was not “currently more likely than not.” SWK believes that it is more likely than not that the Company will be able to realize approximately $16.8 million benefit of the U.S. federal and state deferred tax assets in the future.

As of September 30, 2016, SWK had NOLs for federal income tax purposes of $405.0 million. The federal net operating loss carryforwards, if not offset against future income, will expire by 2032, with the majority expiring by 2021. The Company also had federal research credit carryforwards of $2.7 million. The federal credits will expire by 2029.

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Liquidity and Capital Resources

As of September 30, 2016, SWK had $66.4 million in cash and cash equivalents, compared to $47.3 million in cash and cash equivalents as of December 31, 2015. Other than the impact of cash generated by our operations, the primary driver of the increase in our cash balance was loan payoffs totaling $45.6 million, partially offset by new investments of $31.4 million.

Our ability to generate cash in the future depends primarily upon our success in implementing our revised business model of generating income by providing capital to a broad range of life science companies, institutions and inventors. We generate income primarily from three sources:

1. primarily owning or financing through debt investments, royalties generated by the sales of life science products and related intellectual property;

2. receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and

3. to a lesser extent, realizing capital appreciation from equity-related investments in the life science sector.

As of September 30, 2016, our portfolio contains $88.5 million of finance receivables, $3.5 million of marketable investments and a net $3.3 million of investment in unconsolidated entities. We expect these assets to generate income greater than our expenses in 2016. We continue to evaluate multiple attractive opportunities that, if consummated, we believe would similarly generate additional income. Since the timing of any investment is difficult to predict, we may not be able to generate positive cash flow above what our existing assets will produce in 2016.

We may borrow funds to make investments to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities. We currently do not have access to a credit facility or other forms of borrowing.

Adjusted Net Income

Net income in accordance with generally accepted accounting principles in the U.S. (“GAAP”) for the three-month period ending September 30, 2016, was $3.1 million, or $0.24 per diluted share. Non-GAAP adjusted net income for the three-month period ending September 30, 2016 was $2.6 million, or $0.20 per diluted share.

The following tables provide a reconciliation of SWK’s reported (GAAP) income before provision for income tax to SWK’s adjusted net income attributable to SWK Holdings Corporation stockholders (Non-GAAP) for the three and nine months ended September 30, 2016 and 2015. Adjusted net income eliminates provisions for income taxes and non-cash mark-to-market changes on warrant assets and SWK’s warrant liability.

(in thousands, except per share data)	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Income before provision for income tax	$3,777	$(8,077)	$7,759	$(3,200)
Plus: loss (gain) on fair market value of warrants	(496)	1,963	(936)	3,151
Less: loss related to Response Genetics warrants	—	—	—	(549)
Adjusted income (loss) before provision for income tax	3,281	(6,114)	6,823	(598)
Non-GAAP provision for income taxes	—	—	—	—
Non-GAAP consolidated net income (loss)	3,281	(6,114)	6,823	(598)
Non-GAAP adjusted net income attributable to noncontrolling interest	656	822	2,588	2,311
Non-GAAP adjusted net income (loss) attributable to SWK Holdings Corporation Stockholders	$2,625	$(6,936)	$6,823	$(598)
Non-GAAP adjusted basic income (loss) per share(1)	$0.20	$(0.53)	$0.32	$(0.22)
Non-GAAP adjusted diluted income (loss) per share(1)	$0.20	$(0.53)	$0.32	$(0.22)

(1) Common stock and share data at September 30, 2015 has been adjusted retroactively to reflect a net 1-for-10 reverse stock split effective October 7, 2015

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Note:

•	The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

•	Non-GAAP adjusted net income and its components and Non-GAAP adjusted basic and diluted income (loss) per share are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted income (loss). Management believes the non-GAAP adjusted net income is an important metric, as it provides a clear representation of SWK’s core specialty finance business while removing one-time items and the fair market value change of warrants, which have no impact on SWK’s expected interest, fee, or principal collection. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP, and therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. As of November 8, 2016, SWK and its partners have executed transactions with twenty-two different partner companies under its strategy, deploying approximately $274 million across a variety of opportunities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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SWK HOLDINGS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

Derived from unaudited financial statements

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$66,438	$47,287
Accounts receivable	884	1,127
Finance receivables	88,466	99,346
Marketable investments	3,506	5,286
Investment in unconsolidated entities	7,235	7,988
Deferred tax asset	16,833	16,833
Warrant assets	1,334	1,900
Other assets	497	720
Total assets	$185,193	$180,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$593	$788
Warrant liability	161	259
Total liabilities	754	1,047

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 13,138,340 and 13,115,909 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	13	13
Additional paid-in capital	4,433,211	4,432,926
Accumulated deficit	(4,252,627)	(4,257,798)
Accumulated other comprehensive income	(51)	—
Total SWK Holdings Corporation stockholders’ equity	180,546	175,141
Non-controlling interests in consolidated entities	3,893	4,299
Total stockholders’ equity	184,439	179,440
Total liabilities and stockholders’ equity	$185,193	$180,487

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SWK HOLDINGS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except per share data)

Derived from unaudited financial statements

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues
Finance receivable interest income, including fees	$2,783	$3,987	$12,710	$12,098
Marketable investments interest income	—	88	92	265
Income related to investments in unconsolidated entities	1,296	1,621	5,098	4,511
Other	133	11	159	35
Total revenues	4,212	5,707	18,059	16,909
Costs and expenses:
Provision for loan credit losses	—	8,131	1,659	10,725
Impairment expense	314	3,230	7,243	3,230
Interest Expense	—	—	—	381
General and administrative	617	460	2,334	2,622
Total costs and expenses	931	11,821	11,236	16,958
Other income (expense), net:
Unrealized net gain (loss) on derivatives	496	(1,963)	936	(3,151
Income (loss) before provision for income taxes	3,777	(8,077)	7,759	(3,200)
Provision (benefit) for income taxes	—	(3,121)	—	(1,615)
Consolidated net income (loss)	3,777	(4,956)	7,759	(1,585)
Net income attributable to non-controlling interests	656	822	2,588	2,311
Net income (loss) attributable to SWK Holdings Corporation Stockholders	$3,121	$(5,778)	$5,171	$(3,896)
Net income (loss) per share attributable to SWK Holdings Corporation Stockholders(1):
Basic	$0.24	$(0.44)	$0.39	$(0.30)
Diluted	$0.24	$(0.44)	$0.39	$(0.30)
Weighted Average Shares(1):
Basic	13,132	12,991	13,127	12,986
Diluted	13,135	12,991	13,130	12,986

(1) Common stock and per share data for the three and nine months ended September 30, 2015 have been adjusted retroactively to reflect a net 1-for-10 reverse stock split effective October 7, 2015.

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SWK HOLDINGS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Derived from unaudited financial statements

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Consolidated net income (loss)	$7,759	$(1,585)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from investments in unconsolidated entities	(5,098)	(4,511)
Provision for loan credit losses	1,659	10,725
Impairment expense	7,243	3,230
Change in fair value of warrants	(936)	3,151
Deferred income tax benefit	—	(1,615)
Loan discount amortization and fee accretion	(2,551)	(1,346)
Interest income in excess of cash collected	—	(759)
Stock-based compensation	285	495
Debt issuance cost amortization	—	381
Property and equipment depreciation	12	4
Changes in operating assets and liabilities:
Accounts receivable	(293)	(441)
Other assets	(253)	(40)
Accounts payable and other liabilities	(195)	(38)
Net cash provided by operating activities	7,632	7,651

Cash flows from investing activities:
Cash distributions from investments in unconsolidated entities	5,851	5,316
Cash received for settlement of warrants	1,014	—
Net decrease (increase) in finance receivables	7,629	(44,227)
Marketable investment principal payment	23	80
Other	(4)	(50)
Net cash provided by (used in) investing activities	14,513	(38,881)

Cash flows from financing activities:
Costs of common stock issuance	—	16
Distribution to non-controlling interests	(2,994)	(2,744)
Net cash used in financing activities	(2,994)	(2,728)

Net increase (decrease) in cash and cash equivalents	19,151	(33,958)
Cash and cash equivalents at beginning of period	47,287	58,728
Cash and cash equivalents at end of period	$66,438	$24,770

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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